Consent of Independent Auditors


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 12, 2003, except for Note I which is as of October 9, 2003, relating to the financial statements and financial highlights which appears in the July 31, 2003 Annual Report to Shareholders of AllianceBernstein International Premier Growth Fund, Inc., formerly Alliance International Premier Growth Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Shareholder Services - Statements and Reports", "General Information - Independent Auditors" and "Financial Statements and Report of Independent Auditors" in such Registration Statement.





PricewaterhouseCoopers LLP
New York, New York
October 28, 2003